Exhibit 10 (U)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 16, 2006, is by and among Greif, Inc., a Delaware corporation (“Company”), Greif Spain Holdings, S.L., sociedad unipersonal, a private limited liability company organized under the laws of Spain (“European Holdco”), the financial institutions signatory hereto in their capacity as Lenders (as defined below) under the Credit Agreement (as defined below) and Deutsche Bank AG New York Branch, as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Company, European Holdco, certain subsidiaries of Company (together with Company and European Holdco, “Borrowers”), certain financial institutions (the “Lenders”) and Administrative Agent are parties to that certain Credit Agreement dated as of March 2, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have provided to Borrowers credit facilities and other financial accommodations; and

WHEREAS, Company intends to effect an acquisition (the “Blagden Acquisition”) pursuant to which certain Subsidiaries of Company will acquire the new drum business of Blagden Group, N.V. and its subsidiaries (“Blagden”) for a purchase price (exclusive of purchased cash) of approximately €205 million ($260 million) plus the advancement of a business loan or guarantee of approximately €23 million ($29 million) to the purchaser of the reconditioning and tin plate container businesses of Blagden (which is being sold simultaneously by Blagden) and Company desires to obtain a bank guaranty or letter of credit to support its obligations under the Blagden Acquisition documents; and

WHEREAS, Borrowers have requested that Administrative Agent and the Lenders amend the Credit Agreement in certain respects as set forth herein and the Lenders and Administrative Agent are agreeable to the same, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Terms capitalized herein and not otherwise defined herein are used with the meanings ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is, as of the First Amendment Effective Date, hereby amended as follows:

(a) Blagden Acquisition Amendments.

(1) Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in alphabetical order therein:

“Blagden Acquisition” has the meaning set forth in the First Amendment.

“First Amendment” means the First Amendment to Credit Agreement dated as of October 16, 2006 by and among Company, European Holdco, the Lenders signatory thereto and Administrative Agent.

“First Amendment Effective Date” has the meaning set forth in the First Amendment.

(2) Section 1.1 of the Credit Agreement is further amended by deleting the amount $150,000,000 contained in the definition of Maximum Foreign Borrower Sublimit and replacing it with the amount $200,000,000.

(3) Section 1.1 of the Credit Agreement is further amended by deleting the amount $150,000,000 contained in the definition of Maximum Foreign Currency Sublimit and replacing it with the amount $250,000,000.

(4) Section 8.2 of the Credit Agreement is amended by deleting the word “and” at the conclusion of clause (p) thereof, replacing the period at the conclusion of clause (q) with “;” and by inserting new clauses (r) and (s) to read as follows:

(r) Indebtedness incurred by a Foreign Subsidiary in connection with the Investment described in Section 8.7(q) in a Dollar Equivalent principal amount not to exceed in the aggregate $35,000,000; and

(s) Indebtedness of Company or its Subsidiaries in respect of a bank guaranty, letter of credit or other Guarantee Obligation issued for its account in an amount not to exceed the expected obligations of Company and its Subsidiaries under the documents executed or to be executed governing the Blagden Acquisition.

(5) Section 8.7 of the Credit Agreement is amended by:

(i) inserting “(A)” immediately prior to the reference to “any Investments” in clause (g)(iii) thereof,

(ii) inserting the following at the conclusion of clause (g)(iii) thereof:

“or (B) Investments not to exceed the Dollar Equivalent of $100,000,000 in any Wholly-Owned Foreign Subsidiary to the extent made to finance a portion of the Blagden Acquisition” and

(iii) deleting the word “and” at the conclusion of clause (o) thereof, replacing the period at the conclusion of clause (p) thereof with “; and” and inserting a new clause (q) to read as follows:

“(q) Investments in an aggregate amount not to exceed the Dollar Equivalent of $35,000,000 by a Foreign Subsidiary in the form of advances, loans or extensions of credit to a Person identified to Administrative Agent in connection with the Blagden Acquisition (which may include, without limitation, a guaranty of certain Indebtedness incurred by such Person).”

(5) Notwithstanding anything to the contrary contained in the Credit Agreement, from and after the date of the consummation of the Blagden Acquisition until delivery of financial statements to the Lenders pursuant to Section 7.1 of the Credit Agreement for the first Fiscal Quarter ending after the date of such acquisition, the Most Recent Leverage Ratio shall be deemed to be less than 2.0 to 1 but greater than 1.5 to 1 unless either (i) the Leverage Ratio as calculated in the compliance certificate delivered pursuant to clause (f) of the definition of “Permitted Acquisition” for the Blagden Acquisition is higher than 2.0 to 1.0 or (ii) the actual Most Recent Leverage Ratio as calculated pursuant to the Credit Agreement is higher than 2.0 to 1 (in which case the higher of the two ratios in clause (i) and (ii) shall be deemed to be the Most Recent Leverage Ratio).

(b) Permitted Accounts Receivable Securitizations.

(1) Section 8.2(b) of the Credit Agreement is amended by replacing the amount $100,000,000 therein with the amount $150,000,000 and by replacing the amount $250,000,000 contained therein with the amount $300,000,000.

(2) The Lenders hereby agree that for purposes of Section 8.2 of the Credit Agreement only, Indebtedness of a Foreign Subsidiary in an aggregate principal amount not to exceed the Dollar Equivalent of $40,000,000 incurred in anticipation of a Permitted Accounts Receivable Securitization of receivables purchased in the Blagden Acquisition shall be deemed “Receivables Facility Attributable Debt” for up to six months following the consummation of the Blagden Acquisition.

(c) Additional Guarantee and Security to be Provided After the First Amendment Effective Date. Section 7.12(a) of the Credit Agreement is amended by inserting a new clause (iv) at the conclusion thereof to read as follows:

“(iv) Within sixty (60) days after the First Amendment Effective Date (or such longer time as Administrative Agent shall agree in its reasonable discretion), Company agrees to cause Greif Nederland Verpakkin BV to become party to the Foreign Guarantee Agreement (or a similar guarantee agreement under applicable foreign law) and shall cause Greif International Holding BV to pledge the Capital Stock of such Subsidiary pursuant to an amendment to the European Pledge Agreement (or pursuant to one or more pledge agreements under applicable foreign law); provided, that no Subsidiary shall be required to execute such documents to the extent and for so long as any Foreign Requirement of Law would be violated thereby or if tax and/or benefits considerations or any other factor would make the costs of entering into of such an agreement outweigh the benefits to the Lenders of such agreement (as determined by Administrative Agent in its reasonable discretion in consultation with Company) if all relevant Persons have taken commercially reasonable steps to avoid or cure such violation and minimize such costs.”

3. Representations and Warranties. In order to induce Administrative Agent and the Lenders to enter into this Amendment, each of Company and European Holdco hereby represents and warrants to Administrative Agent and the Lenders, in each case after giving effect to this Amendment, as follows:

(a) Each of Company and European Holdco has the corporate or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance by it of this Amendment.

(b) Each of Company and European Holdco has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects at and as of the First Amendment Effective Date as though made on and as of the First Amendment Effective Date (except to the extent expressly made as of a specified date, in which event such representation and warranty is true and correct in all material respects as of such specified date).

(d) Each of Company’s and European Holdco’s execution, delivery and performance of this Amendment and the agreements, documents and instruments executed and delivered pursuant to this Amendment do not and will not (i) contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of any Credit Party or (iv) require any approval of stockholders or any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given.

(e) No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the First Amendment Effective Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of this Amendment or the performance of the obligations hereunder or (ii) the legality, validity, binding effect or enforceability of this Amendment or any agreements, documents and instruments executed and delivered pursuant to this Amendment.

(f) No Event of Default or Unmatured Event of Default exists under the Credit Agreement or would exist immediately after giving effect to this Amendment.

4. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the Business Day (the “First Amendment Effective Date”) each of the following conditions precedent is satisfied:

(a) Execution and Delivery of Amendment. Administrative Agent (or its counsel) shall have received from (A) Lenders constituting (i) the Required Lenders and (ii) each Lender listed on Schedule 1.1 hereto and (B) Company and European Holdco either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b) Execution and Delivery of Officer’s Certificate. Administrative Agent shall have received a certificate of a Responsible Officer of Company and European Holdco certifying that the representations and warranties set forth in Section 3 of the Amendment are true and correct in all material respects as of the First Amendment Effective Date except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties were true and correct in all material respects as of such specified date; no Event of Default or Unmatured Event of Default has occurred and is continuing after giving effect to the Amendment; and the conditions of Section 4 of the Amendment have been fully satisfied.

(c) Reaffirmation Agreement. Administrative Agent shall have received a duly executed copy of the Reaffirmation Agreement executed by each Credit Party other than Company and European Holdco in form and substance acceptable to Administrative Agent.

(d) Adverse Change. On the First Amendment Effective Date, both before and after giving effect to the Amendment, there shall be no facts, events or circumstances then existing and nothing shall have occurred which shall have come to the attention of any of the Lenders which constitutes a Material Adverse Effect;

(e) Litigation. No action, suit or proceeding (including, without limitation, any inquiry or investigation) by any entity (private or governmental) shall be pending or, to the best knowledge of Borrowers, threatened against Company or any of its Subsidiaries or with respect to the Credit Agreement, or any documentation executed in connection therewith or the transactions contemplated thereby (including, without limitation, this Amendment), or which Administrative Agent shall determine would reasonably be expected to have a Material Adverse Effect, and no injunction or other restraining order shall remain effective or a hearing therefor remain pending or noticed with respect to the Credit Agreement, or any documentation executed in connection therewith or the transactions contemplated thereby (including, without limitation, this Amendment), the effect of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(f) Fees. Company shall have paid (i) the Amendment Fee (as defined in Section 5) to Administrative Agent for distribution to the Consenting Lenders (as defined in Section 5) in the manner set forth in Section 5, (ii) to Administrative Agent and the Lenders all reasonable costs, fees and expenses (including, without limitation, legal fees and expenses of Winston & Strawn LLP and the reasonable costs, fees and expenses referred to in Section 7(a)) payable to

Administrative Agent or any other collateral agent or trustee acting for the benefit of the Lenders, as the case may be, and the Lenders to the extent then due and (iii) all fees due and payable pursuant to the Fee Letter dated October 16, 2006 between Company and Administrative Agent and/or one of it affiliates;

(g) Representations and Warranties. The representations and warranties contained in this Amendment, the Credit Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of the First Amendment Effective Date as though made on and as of the First Amendment Effective Date (except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct in all material respects as of such specified date).

(h) No Defaults. No Unmatured Event of Default or Event of Default under the Credit Agreement shall have occurred and be continuing.

5. Amendment Fee. In consideration of the execution of this Amendment by the Lenders, Company hereby agrees to pay on the First Amendment Effective Date to each Lender that executes this Amendment on or prior to 12:00 noon New York time on October 16, 2006 (each, a “Consenting Lender”), a fee (collectively, the “Amendment Fee”) in an amount equal to 0.05% multiplied by such Lender’s Multicurrency Revolving Commitment (prior to giving effect to this Amendment)

6. Consent. The parties hereto hereby agree that the acquisitions of the stock of GCC Drum, Inc. and of certain assets of Michael’s Cooperage Co., Inc. and affiliated companies consummated by Company and its Subsidiaries in 2006 prior to the First Amendment Effective Date are “Permitted Acquisitions” notwithstanding that Company did not deliver prior consummation of such acquisitions the compliance certificate and other documentation required by clause (f) of the definition of “Permitted Acquisition”.

7. Miscellaneous. The parties hereto hereby further agree as follows:

(a) Costs, Expenses and Taxes. Company hereby agrees to pay all reasonable fees, costs and expenses of Administrative Agent incurred in connection with the negotiation, preparation and execution of this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of Winston & Strawn LLP, counsel to Administrative Agent.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

(c) Headings. Headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

(d) Integration. This Amendment and the Credit Agreement (as amended hereby) constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

(e) Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

(f) Binding Effect. This Amendment shall be binding upon, and inure to the benefit of, Borrowers, Administrative Agent, the Lenders and their respective successors and assigns; provided, however, that no Borrower may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Lenders.

(g) Amendment; Waiver. The parties hereto agree and acknowledge that nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement (as amended hereby) and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Lenders or Administrative Agent under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document. No delay on the part of any Lender or Administrative Agent in exercising any of their respective rights, remedies, powers and privileges under the Credit Agreement or any of the Loan Documents or partial or single exercise thereof, shall constitute a waiver thereof. On and after the First Amendment Effective Date each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby. Company and European Holdco acknowledge and agree that this Amendment constitutes a “Loan Document” for purposes of the Credit Agreement, including, without limitation, Section 10.1 of the Credit Agreement. None of the terms and conditions of this Amendment may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with Section 12.1 of the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

GREIF, INC.

By:	/S/ JOHN K. DIEKER
Name: John K. Dieker
Title: Vice President and Treasurer

GREIF SPAIN HOLDINGS, S.L.

By:	/S/ ROBERT A. YOUNG
Name: Robert A. Young
Title: Managing Director

Greif First Amendment to

Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, in its individual capacity and as Administrative Agent

By:	/S/ SUSAN LEFEVRE
Name:	Susan LeFevre
Title:	Director

By:	/S/ EVELYN THIERRY
Name:	Evelyn Thierry
Title:	Vice President

Grief First Amendment to

Credit Agreement

KEYBANK NATIONAL ASSOCIATION		HUNTINGTON NATIONAL BANK

By:	/s/ Thomas J. Purcell	By:	/s/ John M. Luehmann
Name:	Thomas J. Purcell	Name:	John M. Luehmann
Title:	Senior Vice President	Title:	Vice President

JPMORGAN CHASE BANK, N.A.		FIFTH THIRD BANK, AN OHIO BANKING CORPORATION

By:	/s/ Dana E. Jurgens	By:	/s/ Michael R. Zaksheske
Name:	Dana E. Jurgens	Name:	Michael R. Zaksheske
Title:	Vice President	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION		BANK OF AMERICA, N.A.

By:	/s/ Robert H. Friend	By:	/s/ Irene Bertozzi Bartenstein
Name:	Robert H. Friend	Name:	Irene Bertozzi Bartenstein
Title:	Vice President	Title:	Principal

ING CAPITAL LLC		NATIONAL CITY BANK

By:	/s/ Gil Kirkpatrick	By:	/s/ Marguerite C. Burtzlaff
Name:	Gil Kirkpatrick	Name:	Marguerite C. Burtzlaff
Title:	Director	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY		PORTIS CAPITAL CORP.

By:	/s/ Jeffrey P. Sullivan	By:	/s/ John W. Deegan
Name:	Jeffrey P. Sullivan	Name:	John W. Deegan
Title:	Vice President	Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Dwayne R. Finney	By:	/s/ Rainer R. Kraft
Name:	Dwayne R. Finney	Name:	Rainer R. Kraft
Title:	Senior Vice President	Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

		By:	/s/ Robert J. McArdle
		Name:	Robert J. McArdle
		Title:	Vice President

Grief First Amendment to

Credit Agreement